Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 19, 2016

Registration Statement No. 333-210094

€540,000,000 2.125% Senior Notes due 2022

Issuer:	Trinity Acquisition plc

Guarantors:

Willis Towers Watson Public Limited Company

Willis Towers Watson Sub Holdings Limited

Willis Netherlands Holdings B.V.

Willis Investment UK Holdings Limited

TA I Limited

WTW Bermuda Holdings Ltd.

Willis Group Limited

Willis North America Inc.

Ratings (Moody’s/S&P/Fitch)*:	Baa3/BBB/BBB

Security Type:	Senior unsubordinated unsecured notes

Principal Amount:	€540,000,000

Issue Price:	99.838%

Net Proceeds to Issuer (before expenses):	€536,965,200

Trade Date:	May 19, 2016

Settlement Date:	May 26, 2016 (T + 5)

Maturity Date:	May 26, 2022

Coupon:	2.125%

Interest Payment Dates:	Annually on May 26 of each year, commencing on May 26, 2017

Yield to Maturity:	2.154%

Benchmark Security:	DBR 2.000% due January 4, 2022

Benchmark Security Yield:	-0.305%

Spread to Benchmark Security:	245.9bps (2.459%)

Mid Swap Yield:	0.124%

Spread to Mid Swap:	203bps

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	Prior to February 26, 2022, the notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

• 100% of the aggregate principal amount of the notes to be redeemed; and

•       an amount equal to sum of the present value of (i) the payment on February 26, 2022 of principal of the notes to be redeemed and (ii) the payment of the remaining scheduled payments through February 26, 2022 of interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on an annual basis (Actual/Actual (ICMA)) using a discount rate equal to the applicable Government Bond Rate plus 40 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after February 26, 2022, we may, at our option, redeem the notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Listing:	Application has been made to have the notes listed on the Global Exchange Market of the Irish Stock Exchange

Form/Clearing Systems:	Registered form only. Deposited with a common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V.

ISIN/Common Code:	XS1418774706 / 141877470

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Barclays Bank PLC HSBC Bank plc Wells Fargo Securities International Limited J.P. Morgan Securities plc Mitsubishi UFJ Securities International plc

Co-Managers:	Bank of Montreal, London Branch Citigroup Global Markets Limited Lloyds Bank plc The Royal Bank of Scotland plc

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Barclays Bank PLC, toll free at 1-888-603-5847, HSBC, toll free at 1-866-811-8049 or Wells Fargo Securities, toll-free at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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